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                                                                    Exhibit 4(a)


                                   SUNAMERICA
                          FIVE YEAR DEFERRED CASH PLAN

                            EFFECTIVE JANUARY 1, 2000
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                                   SUNAMERICA

                          FIVE YEAR DEFERRED CASH PLAN


                  WHEREAS, American International Group, Inc., ("AIG" or the "Company") wishes to adopt a plan (the "Plan") for the purpose of providing an incentive for selected key employees of SunAmerica Inc. ("SunAmerica"), a subsidiary of AIG, to continue to remain employed by SunAmerica,

                  NOW, THEREFORE, the Company hereby establishes the SunAmerica Five Year Deferred Cash Plan as set forth below.
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                                    ARTICLE I
                                   DEFINITIONS

                  When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

                  1.1 "Account" means the records maintained by the Plan Administrator to determine each Participant's interest under this Plan. Such Account may be reflected as a book reserve entry in the Company's accounting records, or as a separate account under the Trust, or as a combination of both. Each Participant's Account shall consist of one or more subaccounts; a separate subaccount shall be established for each Award to a Participant under the Plan. The Plan Administrator may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.

                  1.2 "Award" has the meaning set forth in Section 2.2.

                  1.3 "Award Anniversary Date" shall mean, for each Award, each of the first five anniversaries of the date the Award was credited to the Participant's Account.

                  1.4 "Beneficiary" means the person or persons last designated in writing by the Participant to receive the amounts provided by this Plan in the event of such Participant's death; or if no designation shall be in effect at the time of a Participant's death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the following (in the priority order listed):

                  i) The trustee then existing of any inter vivos (living) trust (including any amendment thereto up to the time of the Participant's death) established by the Participant for the
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benefit of the Participant's surviving spouse and/or issue, provided the
Participant's surviving spouse (if there be one) is either a signatory thereto, or acknowledges, in writing to the Plan Administrator, such surviving spouse's approval thereof;

                  ii) Such Participant's surviving spouse, if any;

                  iii) The Participant's lawful living issue (including adopted issue) who survive such Participant, with each such issue's beneficial interest to be determined by right of representation;

                  iv) Otherwise, the Participant's estate.

                  1.5 "Board" means the Board of Directors of the Company.

                  1.6 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.7 "Company" means American International Group, Inc. (a Delaware corporation) or its successor or successors.

                  1.8 "Common Stock" means the common stock, par value $2.50 per share, of the Company.

                  1.9 "Dividend Equivalent" means the amount of cash dividends or other cash distributions paid by AIG on that number of shares of Common Stock equivalent to the number of Stock Units then credited to a Participant's Stock Unit Account, which amount shall be allocated as additional Stock Units to such Participant's Stock Unit Account.

                  1.10 "Employer" means SunAmerica and any other affiliate or subsidiary of


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the Company which adopts the Plan with the consent of the Company.

                  1.11 "Participant" means any employee of an Employer who receives an Award under this Plan.

                  1.12 "Plan" means the SunAmerica Five Year Deferred Cash Plan, as it may be amended from time to time.


                  1.13 "Plan Administrator" means the committee or individual appointed pursuant to the provisions of this Plan to administer this Plan.

                  1.14 "SunAmerica" means SunAmerica, Inc, a subsidiary of the Company.

                  1.15 "Stock Unit" or "Unit" means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock solely for purposes of this Plan. The Units credited to a Participant's Stock Unit Account shall be used solely as a device for the determination of the value of the Participant's Stock Unit Account to be eventually distributed in cash to such Participant in accordance with this Plan. The Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Plan.

                  1.16 "Stock Unit Account" means the bookkeeping account maintained by the Company on behalf of each Participant who elects to invest his or her Award in Stock Units.

                  1.17 "Trust" means the grantor trust maintained under the terms of the Trust Agreement.



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                  1.18 "Trust Agreement" means that certain agreement, known as the Trust Agreement Between SunAmerica Inc. and Fidelity Management Trust Company -- SunAmerica Executive Savings Plan Trust, entered into by and between SunAmerica and the Trustee, as amended from time to time.

                  1.19 "Trustee" means the one or more persons (including an organization) who have entered into the Trust Agreement as Trustee of the Trust thereunder, and any duly appointed successor.





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                                   ARTICLE II

                                  PARTICIPATION

                  2.1 Participation. Participation in this Plan shall be at the discretion of SunAmerica. An employee of an Employer shall become a Participant upon being granted an Award.

                  2.2 Awards.

                  (a) From time to time in its discretion, SunAmerica may make awards under this Plan (the "Awards"). Any employee of an Employer may be granted an Award; however, no employee has the right to be granted an Award. It is expected that Awards will be granted to employees who are determined by SunAmerica to be key employees for whom SunAmerica wishes to create an incentive for continued employment.

                  (b) Awards shall be amounts denominated in United States dollars. The amount of any Award is within the discretion of the Company, and the amount of the Awards may vary from Participant to Participant. Participants may be granted multiple Awards, but the granting of an Award to a Participant does not entitle the Participant to a grant of future Awards.

                  (c) Each Award shall be credited to a separate subaccount established for the Participant. If multiple Awards are made to a Participant, then multiple subaccounts shall be maintained for such Participant. Investment gains (and losses) shall be separately credited to each subaccount, and a Participant's right to payment shall be determined separately for each subaccount.





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                                   ARTICLE III

                          INVESTMENT GAINS AND LOSSES

                  3.1 Investment Gains or Losses.

                  (a) The amounts in each of a Participant's subaccounts under the Plan shall be credited (or debited) with investment gains (or losses) corresponding to investment funds established by the Plan Administrator and selected by the Participant. The Participant's election of the investment fund or funds upon which such crediting and debiting will be based, including the right to change such election, shall be handled in the manner prescribed by the Plan Administrator.

                  (b) One of the investment alternatives under the Plan shall be Stock Units. The Plan Administrator shall establish and maintain a Stock Unit Account for each Participant who elects such investment.

                           (1) For any transaction involving the Stock Unit Account of a Participant (such as implementation of an investment election or a distribution) the Plan Administrator shall credit (or debit) the Participant's Stock Unit Account with a number of Units determined by dividing the applicable portion of the Participant's Account by the fair market value (as determined by the Plan Administrator) of a share of Common Stock as of the date selected by the Plan Administrator.

                           (2) As of the dates selected by the Plan
         Administrator, a Participant's Stock Unit Account shall be credited with additional Units in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid on that number of


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         shares equal to the aggregate Stock Units in the Participant's Stock
         Unit Account, divided by the fair market value (as determined by the Plan Administrator) of a share of Common Stock.

                           (3) If any stock dividend, stock split,
         recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends and cash distributions) shall occur, the Plan Administrator may make such adjustments to the Awards as the Plan Administrator may deem necessary so as to preserve the benefits intended.

                  3.2 Benefits Unfunded. The benefits provided by this Plan shall be unfunded except to the extent otherwise provided herein. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan or the Trust Agreement shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants, or invest assets in any particular manner. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors under the Plan with respect to any obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan (but not any amounts held in trust) shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

                  3.3 Trust Arrangements.


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                  Notwithstanding Section 3.2, the Company may at any time
transfer assets representing all or any portion of a Participant's Account to the Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement and this Section 3.3. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets representing a Participant's Account are held in the Trust when his benefits under the Plan become payable, the Plan Administrator may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.







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                                   ARTICLE IV

                          DISTRIBUTIONS AND FORFEITURES

                  4.1 Distributions.

                  (a) On each of the first five Award Anniversary Dates with respect to an Award, if the Participant remains an employee of an Employer, the Participant shall be entitled to a payment as follows:

           Award Anniversary Date    Payment as a Percentage of Subaccount
           ----------------------    -------------------------------------

                    First                          20 percent

                    Second                         25 percent

                    Third                          33 1/3 percent

                    Fourth                         50 percent

                    Fifth                          100 percent

                  Each payment shall be based upon the value of the subaccount established for the Award, as adjusted for previous distributions and as adjusted for investment gains and losses through a date determined by the Plan Administrator prior to such distribution; such date shall be established to allow the liquidation of assets held by the Trust or the Company, as applicable, to provide cash for such distribution. Distribution shall be made as soon as administratively feasible following the Award Anniversary Date. The value of each subaccount shall be reduced by the amount of the payment made to the Participant.

                  (b) Amounts which would otherwise be paid under this Plan may be subject to deferral elections under the Company's or SunAmerica's other plans, but only to the extent


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provided in such other plans and subject to rules established under such other plans.

                  4.2 Forfeitures.

                  Upon the date a Participant ceases to be an employee of an Employer for any reason whatsoever, the portion of each of the Participant's subaccounts which had not yet become payable shall be immediately and irrevocably forfeited. Upon such a forfeiture, the amount of each such a Participant's subaccounts shall be reduced to zero, and no payment shall be made to the Participant on account of the Participant's subaccounts. Such subaccounts shall not be restored if the Participant is subsequently rehired by an Employer.

                  4.3 Death and Disability.

                  (a) Notwithstanding Section 4.2, if a Participant dies while an employee of an Employer, or ceases to be an employee of an Employer on account of the Participant's total and permanent disability, then the payment which would otherwise have been made upon the Award Anniversary Date which immediately follows such death or disability shall be made. Such payment shall be made to the Participant in the event of disability, or to the Participant's beneficiary in the event of death. After such payment the remaining portion of the Participant's subaccounts shall be forfeited as set forth in Section 4.2.

                  (b) If a Participant dies following an Award Anniversary Date, but before the payment under Section 4.1 has been made with respect to such Award Anniversary Date, then payment with respect to such Award Anniversary Date shall be made to the Participant's Beneficiary (in addition to any payment with respect to the immediate following Award Anniversary Date, as set forth in subsection (a), above).





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                                    ARTICLE V

                               PLAN ADMINISTRATOR

                  5.1 Members. The Plan Administrator shall consist of a committee or an individual appointed by the Board, or the Stock Option and Compensation Committee thereof, to serve at its pleasure. Members of the committee shall not be required to be employees of the Company or Participants. Any committee member may resign by giving notice, in writing, filed with the Board or the Stock Option and Compensation Committee thereof.

                  5.2 Action. Action of the Plan Administrator may be taken with or without a meeting of committee members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee or the appointed individual is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account. The Plan Administrator shall for purposes of administering the Plan choose a secretary who shall keep minutes of the Plan Administrator's proceedings and all records and documents pertaining to the administration of this Plan. The secretary may execute any certificate or any other written direction on behalf of the Plan Administrator.

                  5.3 Right and Duties. The Plan Administrator shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

                  (a) To take any actions which may be taken by the Company or SunAmerica hereunder, including the grant of Awards hereunder.



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                  (b) To construe, interpret, and administer this Plan.

                  (c) To make allocations and determinations required by this Plan, and to maintain records regarding Participants' Accounts.

                  (d) To compute and certify to the Company and the Trustee the amount and kinds of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid.

                  (e) To authorize all disbursements by the Company and the Trustee pursuant to this Plan and the Trust.

                  (f) To maintain all the necessary records of the administration of this Plan.

                  (g) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof.

                  (h) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder.

                  (i) To direct the Trustee concerning the performance of various duties and responsibilities under the Trust; and

                  (j) To establish or to change the investment options under
Section 3.1 of the Plan and the Trust.

                  The Plan Administrator has the exclusive right to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such


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benefits, and its decisions on such matters are final and conclusive.

                  5.4 Compensation, Indemnity and Liability. All expenses of the Plan Administrator shall be paid by SunAmerica. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence.

                  5.5 Taxes. If the whole or any part of any Participant's Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the Account of the Participant whose interests hereunder are so liable. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.





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                                   ARTICLE VI

                            AMENDMENT AND TERMINATION

                  6.1 Amendments. The Company shall have the right to amend this Plan in whole or in part from time to time by resolution or action of the Board and to amend and cancel any amendments; provided, however, that no action under this Section shall cancel or adversely affect amounts credited at that time to any Participant's Account. All Participants shall be bound by such amendments.

                  6.2 Discontinuance of Plan. The Company reserves the right to discontinue and terminate the Plan at any time, for any reason (including a change, or an impending change, in the tax laws of the United States or any State) by resolution of the Board. If the Plan is terminated, the Plan Administrator shall be notified of such action, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination cancel or adversely affect amounts credited at that time to any Participant's Account.





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                                   ARTICLE VII

                                  MISCELLANEOUS

                  7.1 Limitation on Participant's Rights. Participation in this Plan shall not give any Participant the right to be retained in the Employer's employ or any right or interest in this Plan or any assets of the Company other than as herein provided. The Employer reserves the right to terminate any Participant without any liability for any claim against the Employer or the Company except to the extent provided herein.

                  7.2 Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

                  7.3 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

                  7.4 Governing Law.

                  (a) This Plan shall be construed, administered, and governed in accordance with the laws of the State of New York. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.



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                  (b) BY PARTICIPATING IN THIS PLAN, THE PARTICIPANT AND THE
COMPANY HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT (OR, IF CONCURRENT JURISDICTION EXISTS, STATE COURT) LOCATED IN THE COUNTY OF NEW YORK OVER ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN. The Company and the Participant acknowledge that the forum designated by this section has a reasonable relation to the Plan and the Participant's relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this section.

                  (c) The agreement by the Company and the Participant as to forum is independent of the law that may be applied in the action, suit or proceeding, and the Company and the Participant hereby (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which now or hereafter may have to personal jurisdiction or to the laying of venue of any such action, suit or proceeding in any court referred to in subsection (c), (iii) undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Plan in any forum other than a forum described in this section, and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such action, suit or proceeding in any such court shall be conclusive and binding upon the Company and the Participant.

                  (d) The Participant, as a condition to the Participant's participation in the


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Plan, irrevocably appoints the Corporate Secretary of the Company as the
Participant's agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who shall promptly advise the Participant of any such service of process.

                  (e) The Participant hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this section, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to the Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than is necessary to the prosecution or defense of the dispute).

                  7.5 Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

                  7.6 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be assignable or transferable in any manner and, any purported transfer, assignment, encumbrance or attachment thereof shall be void and of no effect. In the event of a dispute involving any individual's right to receive the distribution of the Account, the Plan Administrator or the Company may enter an interpleaded action. Payment of the Account to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Plan Administrator and the Company as to the Account, and shall be equivalent to a receipt and release pursuant to Section 7.3.



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